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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                    CONTACT:  LES VAN DYKE
                                                   DIRECTOR, INVESTOR RELATIONS
                                                                 (281) 492-5370


                     DIAMOND OFFSHORE UPDATES FLEET STATUS
                            FOLLOWING HURRICANE IVAN

Houston, Texas, September 20, 2004 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today reported preliminary results of inspections on-board five Company rigs that were operating in the path of Hurricane Ivan. Examination of the jack-up rig Ocean Warwick revealed damage to the unit's legs and jacking system. Crews are currently making initial repairs before moving the rig to a shipyard to complete the inspection and perform any necessary work. Total downtime for the Warwick cannot be determined until the inspections are complete.

Four additional units were also in the storm's path. The semisubmersible rigs Ocean Star and Ocean America, which parted their mooring during the height of the hurricane, have both been moved to a shallow-water location where crews are working to replace anchor chain and wire lost during the storm. All necessary materials are on hand and estimated downtime for each rig is approximately 10 to 21 days, depending on weather and other conditions. Efforts to recover the lost anchor chain and wire are expected to commence as soon as weather and other conditions permits.

The jack-up rig Ocean Drake experienced essentially no damage to the unit, but wave action from the storm destabilized the drill site, and the Company is currently working with the operator to develop a course of action. The jack-up Ocean Columbia was essentially undamaged and is proceeding to its next drilling location.

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, compliance with governmental regulations, and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.


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Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.


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